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                                                                   Exhibit 10.10
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                     AMENDMENT NO. 2 TO FUNDING AGREEMENT


     AMENDMENT No. 2 TO FUNDING AGREEMENT, entered into as of the 18th day of March, 1997, among Prodigy, Inc., a Delaware corporation ("Prodigy"), Carso Global Telecom, S.A. de C.V. ("Carso Global"), and Greg C. Carr ("Mr. Carr").

     WHEREAS, Prodigy, Carso Global and Mr. Carr are parties to a certain Funding Agreement dated as of May 12, 1996 and amended as of October 31, 1996 (as so amended, the "Funding Agreement"); and

     WHEREAS, Prodigy, Carso Global and Mr. Carr wish to make certain modifications to the Funding Agreement, as set forth herein;

     NOW, THEREFORE, for good and valuable consideration, Prodigy, Carso Global and Mr. Carr hereby agree as follows:

     1.   Stock Put.
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          1.1  Exercise of Put.  Prodigy hereby requests, and Mr. Carr and Carso
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Global hereby agree to, the immediate exercise of $80 million of the stock put, allocated $65 million to Carso Global and $15 million to Mr. Carr. Within two business days after the date hereof, Mr. Carr and Carso Global shall provide such respective amounts to Prodigy in immediately available funds or, in the case of Mr. Carr, through the cancellation of indebtedness owed by Prodigy to Mr. Carr. Of the $65 million to be provided by Carso Global, $40 million shall be paid directly by Carso Global to Banco Inbursa, S.A. on Prodigy's behalf in repayment of $40 million of the indebtedness owed by Prodigy to Banco Inbursa, S.A., and the remaining $25 million shall be paid to Prodigy.

          1.2  HSR Act.
               -------

               (a) Prodigy, Mr. Carr and Carso Global, as promptly as practicable after the date hereof, shall prepare and file all Notification and Report Forms and related material that they are required to file with the U.S. Federal Trade Commission and the Antitrust Division of the U.S. Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), with respect to the exercise of the stock put described in Section 1.1 above, and shall use their respective best efforts to obtain an early termination of the applicable waiting period and shall make any further filings or information submissions pursuant thereto that may be necessary, proper or advisable. Prodigy shall pay all applicable filing fees under the HSR Act.

               (b) The proceeds of the stock put specified in Section 1.1 above shall be treated as interest-free loans to Prodigy until the waiting period pursuant to the HSR Act shall have been terminated or expired. Upon the termination or expiration of the waiting period pursuant to the HSR Act, the proceeds of the stock put specified in Section 1.1 above shall automatically convert into Common Stock and Prodigy shall promptly issue and deliver to Mr. Carr and Carso Global stock certificates representing such shares of Common Stock.

               (c) If the waiting period pursuant to the HSR Act has not terminated or expired on or before the 60th day after Prodigy, Mr. Carr and Carso Global have each filed all Notification and Report Forms and related material required to be filed under the HSR Act, the proceeds of the stock put specified in Section 1.1 above shall automatically convert into the following:
(i) with respect to Carso Global, a loan of $65 million from Carso Global to Prodigy on terms that are identical to the terms of the existing loan of $50 million from Banco Inbursa, S.A. to Prodigy
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(originally made to International Wireless Incorporated), including without limitation the stock pledges from Mr. Carr and Carso Global (originally from Orient Star Holdings) to secure such loan, except that the amount of the loan shall be $65 million and not $50 million and the lender shall be Carso Global and not Banco Inbursa, S.A., and (ii) with respect to Mr. Carr, a loan of $15 million from Mr. Carr to Prodigy on terms that are identical to the terms of the existing loans of $15 million from Mr. Carr to Prodigy.

          1.3  Remaining Put.  The parties agree that after the exercise of the
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stock put specified in Section 1.1 above the remaining stock put shall be $45 million, allocated $39 million to Carso Global and $6 million to Mr. Carr. The remaining stock put shall not be reduced by the proceeds of any exercise of the Warrants described in Section 2.2 below but shall be subject to reduction as provided in Section 5.1 of the Funding Agreement. All exercises and reductions of the remaining put shall be allocated in the ratio of 13/15 to Carso Global and 2/15 to Mr. Carr. The remaining stock put shall expire on the date (the "Expiration Date") which is the earlier of (i) May 12, 1998 or (ii) the closing of an underwritten public offering of Common Stock or other equity securities in which the gross proceeds to Prodigy exceed U.S. $25,000,000.

     2.   Warrants.
          --------

          2.1  Cancellation of Warrant.  The Warrant held by Carso Global to
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purchase 1,000,000 shares of Common Stock for $7.00 per share is hereby cancelled.

          2.2  Grant of Warrants.  Prodigy hereby grants Carso Global and Mr.
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Carr the right to purchase 13,000,000 shares and 2,000,000 shares, respectively, of Common Stock for $3.00 per share ("Warrants") at any time and from time to time, in whole or in part, after the date hereof and prior to or on the Expiration Date. The exercise price of such Warrants shall be adjusted appropriately for any stock splits, stock dividends or like events occurring after the date hereof.

     3.   Board Arrangements.  During the period specified below, unless
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otherwise agreed in writing by Mr. Carr and Carso Global, (i) Carso Global shall have the right to designate 60% of the directors of Prodigy (rounded to the nearest whole number), (ii) Mr. Carr shall have the right to designate 40% of the directors of Prodigy (rounded to the nearest whole number), (iii) Mr. Carr agrees to vote all shares over which he (or any affiliate of Mr. Carr) exercises voting control so as to vote for the election of the directors designated by Carso Global, (iv) Carso Global agrees to vote all shares over which it (or any affiliate of Carso Global) exercises voting control so as to vote for the election of the directors designated by Mr. Carr and (v) the Board of Directors of Prodigy (the "Board") shall consist only of the directors designated in accordance with this Section 3. The size of the Board, which currently is five, shall be increased as necessary to effectuate the Board arrangements described in this Section 3. The Board arrangements described in this Section 3 shall commence on the termination or expiration of the waiting period pursuant to the HSR Act and shall expire on the earlier of (i) one year after Prodigy's initial public offering with gross proceeds to Prodigy of at least U.S. $25,000,000 or
(ii) the tenth anniversary of the date hereof.

     4.   Effectiveness and Termination.  This Amendment shall become effective
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upon execution by Prodigy, Mr. Carr and Carso Global.  If the waiting period pursuant to the HSR Act has not terminated or expired on or before the 60th day after Prodigy, Mr. Carr and Carso Global have each filed all Notification and Report Forms and related material required to be filed under the HSR Act, this Amendment and all of the terms and provisions hereof (including without limitation the Warrants) shall terminate, except that the provisions of Sections
1.2 and 4-10 shall remain in effect.

     5.   Ratification.  Except as modified hereby, the Funding Agreement is
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hereby ratified and confirmed in all respects.

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     6.   Obligations Several.  The obligations of Carso Global and Mr. Carr
          -------------------
hereunder shall be several and not joint and the failure of Carso Global or Mr. Carr to perform its or his obligations hereunder shall not relieve the other from its or his obligations hereunder.

     7.   Entire Agreement.  This Amendment represents the entire understanding
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and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties. The parties may further amend or modify the Funding Agreement by a written instrument executed by all parties.

     8.   Severability.  Any provision of this Amendment which is invalid,
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illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Amendment invalid, illegal or unenforceable in any other jurisdiction.

     9.   Governing Law.  This Amendment shall be governed by and construed in
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accordance with the laws of the State of Delaware in the United States and all parties hereby consent to the jurisdiction of the courts thereof.

     10.  Counterparts.  This Amendment may be executed in one or more
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counterparts, each of which shall be deemed to be an original, but all of which shall be one and the same document.

     IN WITNESS WHEREOF, this Amendment has been duly executed by the parties hereto as of and on the date first above written.


                                        PRODIGY, INC.


                                        By: /s/
                                            ----------------------------------

                                        Title:________________________________


                                        CARSO GLOBAL TELECOM, S.A. DE C.V.


                                        By: /s/
                                            ----------------------------------

                                        Title:________________________________


                                        GREG C. CARR

                                        /s/
                                        --------------------------------------
                                        Greg C. Carr

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